Exhibit 99.1

AMC ENTERTAINMENT HOLDINGS, INC. ANNOUNCES FIRST QUARTER 2014 RESULTS

Leawood, Kan. — April 29, 2014 (BUSINESS WIRE) — AMC Entertainment Holdings, Inc. (“AMC” or “the Company”), one of the world’s leading theatrical exhibition companies and an industry leader in innovation and operational excellence, today reported results for the quarter, ended March 31, 2014.

Highlights include the following:

•                  For the quarter, total revenues grew 7.8% vs. last year to $622.8 million, compared to $577.8 million for three months ended March 31, 2013.

•                  Admissions revenues were up 6.8% for the three months ended March 31, 2014, the ninth quarter in a row AMC has outperformed the industry on this key comparable store metric. This increase was driven by a 5.1% increase in attendance and a 1.7% increase in average ticket price.

•                  Food and beverage revenues increased 8.2% for the three months ended March 31, 2014, driven by the attendance improvement and a 2.8% increase in food and beverage revenues per patron.

•                  Loss from continuing operations for AMC during the three months ended March 31, 2014 was $4.8 million compared to a loss of $15.2 million for the three months ended March 31, 2013.

•                  Loss per share from continuing operations for the three months ended March 31, 2014 was $0.05 compared to $0.20 for the three months ended March 31, 2013.

•                  Adjusted EBITDA for the three months ended March 31, 2014 was $102.0 million compared to $82.1 million for the three months ended March 31, 2013. (Reconciliations of non-GAAP financial measures are provided in the financial schedules accompanying this press release.)

•                  Net loss for AMC during the three months ended March 31, 2014 was $4.5 million compared to a net loss of $10.3 million for the three months ended March 31, 2013. Net loss per share for the three months ended March 31, 2014 was $0.05 compared to $0.13 for the three months ended March 31, 2013.

“For the quarter, our per-screen admissions were up 7%, outpacing the industry by a very robust 2 percentage points. This outperformance was driven by our team’s execution behind our five strategic action fronts. These include innovations in comfort and convenience as well as our enhanced food and beverage offerings, which taken together are changing industry standards,” said Gerry Lopez, president and CEO of AMC. “We believe we are truly setting ourselves apart as the guest experience leader in movie exhibition. Our differentiated strategy and business model, heightened brand awareness, and guest engagement tactics are driving outstanding results, including a 24% increase in quarterly Adjusted EBITDA, providing us with a strong foundation for 2014 and beyond.”

Conference Call / Webcast Information

The Company will host a conference call via live webcast for investors and other interested parties beginning at 5 p.m. Eastern Time today. Participants may access the live webcast by visiting the Company’s investor relations website at investor.amctheatres.com. The call can also be accessed by dialing (877) 407-3982, or (201) 493-6780 for international participants.

The replay of the call will be available from approximately 8 p.m. Eastern Time today through midnight Eastern Time on May 13, 2014.  To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 13580126. The archive of the webcast will be available on the Company’s website for a limited time.

About AMC Entertainment Holdings, Inc.

AMC Theatres (NYSE: AMC) is the guest experience leader with 341 locations and 4,945 screens in the United States. AMC has propelled industry innovation and continues today by delivering more comfort and convenience, enhanced food & beverage, greater engagement and loyalty, premium sight & sound, and targeted programming. AMC operates the most productive theatres in the country’s top markets, including No. 1 market share in the top three markets (NY, LA, Chicago). www.amctheatres.com

Forward-Looking Statements

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “estimate,” “project,” “intend,” “expect,” “should,” “believe,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements include any statements regarding the Company’s strategic and operational plans. Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved.

Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements. For a detailed discussion of these risks and uncertainties, see the section entitled “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 4, 2014. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances, except as required by applicable law.

Media Contacts - AMC Entertainment Holdings, Inc.:

Jessica Liddell

(203) 682-8200

Jessica.Liddell@icrinc.com

Investor Relations - AMC Entertainment Holdings, Inc.:

Dan Foley

(866) 248-3872

InvestorRelations@amctheatres.com

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

For the Fiscal Quarters Ended 3/31/14 and 3/31/13

(dollars in thousands, except per share data)

(Unaudited)

	Quarter Ended
	March 31,
	2014	2013
Revenues
Admissions	$409,020	$382,884
Food and beverage	181,764	167,937
Other theatre	31,974	26,981

Total revenues	622,758	577,802

Operating costs and expenses
Film exhibition costs	212,100	191,324
Food and beverage costs	25,123	23,198
Operating expense	179,693	164,210
Rent	114,944	113,806
General and administrative:
Merger, acquisition and transaction costs	362	947
Other	18,220	16,313
Depreciation and amortization	54,777	48,462
Operating costs and expenses	605,219	558,260

Operating income	17,539	19,542
Other expense (income)
Other income	(4,229)	—
Interest expense:
Corporate borrowings	29,658	33,173
Capital and financing lease obligations	2,525	2,671
Equity in (earnings) losses of non-consolidated entities	5,384	(546)
Investment income	(7,857)	(3,619)
Total other expense	25,481	31,679

Loss from continuing operations before income taxes	(7,942)	(12,137)
Income tax provision (benefit)	(3,100)	3,100

Loss from continuing operations	(4,842)	(15,237)
Gain from discontinued operations, net of income taxes	334	4,979

Net loss	$(4,508)	$(10,258)

Diluted earnings (loss) per share:
Loss from continuing operations	$(0.05)	$(0.20)
Earnings from discontinued operations	—	0.07
Net earnings (loss) per share	$(0.05)	$(0.13)

Average shares outstanding diluted	97,390	76,000

Balance Sheet Data (at period end):

(dollars in thousands)

(unaudited)

	As of
	March 31,	December 31,
	2014	2013
Cash and equivalents	$353,277	$546,454
Corporate borrowings	1,949,195	2,078,811
Other long-term liabilities	378,837	370,946
Capital and financing lease obligations	114,527	116,199
Stockholders’ equity	1,511,134	1,507,470
Total assets	4,813,028	5,046,724

Other Data:

(in thousands, except operating data)

(unaudited)

	Quarter Ended
	March 31,
	2014	2013
Net cash provided by (used in) operating activities	$(1,575)	$35,882
Capital expenditures	(55,599)	(39,350)
Screen additions	—	—
Screen acquisitions	1	7
Screen dispositions	13	17
Construction openings (closures), net	(19)	(37)
Average screens-continuing operations	4,852	4,874
Number of screens operated	4,945	4,941
Number of theatres operated	341	342
Screens per theatre	14.5	14.4
Attendance (in thousands) -continuing operations	44,825	42,665

Reconciliation of Adjusted EBITDA:

(dollars in thousands)

(unaudited)

	Quarter Ended
	March 31,
	2014	2013
Loss from continuing operations	$(4,842)	$(15,237)
Plus:
Income tax provision (benefit)	(3,100)	3,100
Interest expense	32,183	35,844
Depreciation and amortization	54,777	48,462
Certain operating expenses (2)	6,156	3,138
Equity in (earnings) losses of non-consolidated entities	5,384	(546)
Cash distributions from non-consolidated entities	16,825	10,051
Investment income	(7,857)	(3,619)
Other income (3)	(4,229)	—
General and administrative expense-unallocated:
Merger, acquisition and transaction costs	362	947
Stock-based compensation expense (4)	6,357	—
Adjusted EBITDA (1)	$102,016	$82,140

(1)We present Adjusted EBITDA as a supplemental measure of our performance that is commonly used in our industry. We define Adjusted EBITDA as earnings (loss) from continuing operations plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include any cash distributions of earnings from our equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.  Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and liquidity, estimate our value and evaluate our ability to service debt.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

•             does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

•             does not reflect changes in, or cash requirements for, our working capital needs;

•             does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

•             excludes income tax payments that represent a reduction in cash available to us;  and

•             does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

(2) Amounts represent preopening expense, theatre and other closure expense, deferred digital equipment rent expense, and disposition of assets and other gains included in operating expenses.

(3) Other income was due to a net gain on extinguishment of indebtedness.

(4) Non-cash expense included in General and administrative: Other

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